Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Jiuzi Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, $0.00195 par value per share	(1)	457(o)	18,440,000	$0.38	$7,007,200.00	0.0001381	$967.69

Total Offering Amounts:							$7,007,200.00		967.69
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$967.69

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Offering Note(s)

(1)	This registration statement covers shares of ordinary shares, par value $0.00195 per share (the “Ordinary Shares”) of Jiuzi Holdings Inc. (the “Company”) that may become issuable upon exercise of certain common warrants (the “Warrants”) issued pursuant to certain securities purchase agreement dated September 29, 2025, by and among the Company and the purchasers party thereto. In the event of a stock split, stock dividend or other similar transaction involving the Company’s Ordinary Shares, in order to prevent dilution, the number of Ordinary Shares registered hereby shall be automatically increased to cover the additional Ordinary Shares in accordance with Rule 416(a) under the Securities Act.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(o) under the Securities Act of 1933, as amended, based on the maximum price at which the warrants may be exercised.